Exhibit 10.6

DEBT PURCHASE AGREEMENT

between

Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl

- hereinafter called the Buyer -

and

FERROMATIK MILACRON MASCHINENBAU GMBH, registered in the commercial register of the Local Court Freiburg i.Br. under HR B 260880, having its business seat at Riegeler Straße 4, D-79364 Malterdingen

- hereinafter called the Seller -.

WHEREAS:

(A)           Pursuant to a financing facility consisting of several debt finance facilities and a property finance facility entered into by the Buyer, Lloyds TSB Bank PLC, and any other assignee and / or participant of them (together the Lenders), the Seller and certain other entities of the Milacron group (as Borrowers or Guarantors) on or about 10 March, 2008 as amended, varied, supplemented, superseded, increased or extended from time to time, and as further set out in the Asset Based Finance Agreement (the Facility), the Lender has agreed to grant certain financing facilities to the Seller as well as to other Borrowers.

(B)           As a part of the Facility, the Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller the receivables of the Seller against the customers of the Seller (hereinafter the Debtors) on a non-recourse basis pursuant to the terms of this Agreement and subject to the Finance Documents (as defined below).

NOW, IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreement” means this Debt Purchase Agreement including the Schedules hereto;

“Aggregate Debt Financing Limit” means the maximum aggregate amount to be made available to CIMCOOL Europe B.V., CIMCOOL Industrial Products B.V., D-M-E Europe CVBA and the Seller pursuant to debt financing agreements at any one time;

“Asset Based Finance Agreement” means the agreement entered into by the Buyer, the Seller, and Lloyds TSB Bank PLC (Netherlands Branch and Belgium Branch), MILACRON B.V., MILACRON Netherlands B.V. CIMCOOL Europe B.V., CIMCOOL Industrial Products BV, MILACRON Kunststoffmaschinen Europa GmbH, and D-M-E Europe CVBA (as Borrowers or Guarantors) on or about 10 March, 2008 as amended, varied, supplemented, superseded, increased or extended from time to time;

“Business Days”, means days on which banks are generally open for business in Germany and the Netherlands;

“EURIBOR” means the 1 month interbank rate offered in Euro displayed on Reuters screen page EURIBOR 01 or, if such page is replaced or Reuters screen service ceases to be available, such rate as displayed on such other page or service specified by the Buyer, after consultation with the Seller;

“Facility Amount” means the maximum aggregate amount to be made available under the Facility which shall be twenty seven million euros (€27,000,000) at any time outstanding on a revolving basis;

“Finance Documents” means (i) this Agreement, (ii) the Asset Based Finance Agreement, and (iii) any agreement in relation to the Facility, including all other finance or security documents entered into by the Seller or by any Borrower or Guarantor under the Facility or in connection with the Facility, (iii) all present and future swap, hedging, foreign exchange or other derivative transactions entered into by the Seller or by any Borrower or Guarantor with any person that is a Lender at the time such transaction is entered into but only for so long as such person is a Lender;

“Material Adverse Change” means in the reasonable opinion of the Buyer a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Seller; or

(b)	the ability of the Seller to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents by the Seller;

“Parties” means the Seller and the Buyer.

1.2	Interpretation

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail wherever such original English word or phrase translated by such German word or phrase appears in the text of this agreement.

If certain capitalised terms are not expressly defined herein, such terms shall have the same meaning in this Agreement as is set out in the Asset Based Finance Agreement.

2	SUBJECT OF THE CONTRACT

2.1
The Buyer purchases from the Seller all current and, after the execution of this Agreement, outstanding receivables of the Seller from deliveries and services from its domestic and overseas Debtors other than as specifically excluded in the Term Sheet (Schedule 2).

2.2	The purchase of the receivables is made subject to the conditions of this Agreement, and independently of whether the Buyer has assumed liability for the inability of the Debtors to pay.

2.3
In individual cases, the Buyer is entitled, as a derogation from clause 2.1 upon providing reasons, in so far this is possible under data protection laws and with regard to the legal interests of third parties, to refuse the purchase of individual receivables.

3	ASSIGNMENT OF RECEIVABLES

3.1	The Seller hereby already assigns all of its receivables relating to this Agreement to the Buyer who hereby accepts the assignment.

3.2
With the receivables, the Seller also assigns all related security and ancillary rights, in particular the security agreed with its Debtors pursuant to its terms of delivery. The Buyer hereby accepts the assignment.

3.3
In so far as by reason of applicable law, the assignment of the receivables and/or the security and ancillary rights is contrary to the rights of third parties, the relevant assignment will extend to the non-assignable part of the receivable and/or the security and ancillary rights, subject to the following: The receivables or parts of receivables affected by the rights of third parties as well as the relevant security and ancillary rights are already conditionally assigned to the Buyer. The Buyer accepts the assignment. The transfer of the receivable shall in such a case only be effective upon extinction of the third party right. This applies in particular to extended retentions of title of the suppliers of the Seller, in so far as in individual cases they affect the acquisition of the receivable.

3.4
The Buyer is entitled, on behalf, and at the cost, of the Seller, by redeeming the third party right preventing the assignment of the receivable, to extinguish it and to effect the assignment of the receivable.

4	PURCHASE PRICE

4.1
The purchase price to be paid by the Buyer for each receivable is the amount of the receivable actually outstanding (e.g. the gross receivable less any discounts, bonuses or other deductions etc.) to the Seller from the relevant Debtor less the fees due to the Buyer under this Agreement.

4.2
The purchase price for receivables for which the Buyer assumes del credere (Approved Receivables), will be paid to the Seller as an first payment and a second payment as set out in the Term Sheet  (Schedule 2).

4.3
The Buyer is entitled to wholly or partly withhold amounts which are due to be paid out if it becomes aware of circumstances which affect the legal existence or the transferability of the receivables assigned to it.

With regard to a potential liability of the Buyer for VAT purposes according to Sec. 13c German VAT Act the Buyer, moreover, is entitled to wholly or partly withhold such amounts if the Seller does not, or not properly, comply with its obligations relating to VAT as agreed upon between the parties (in particular clause 12 of the Standard Debt Purchase Terms and Conditions, Schedule 1), or if the Buyer has reasonable doubts regarding this.

4.4	The Buyer is entitled to wholly or partly withhold the first or any following payment if one of the conditions for payment as listed in Schedule 2 is not met at the point in time as each applicable.

4.5
The purchase price for receivables for which there is no assumption of del credere (Unapproved Receivables) will be paid to the Seller following the corresponding payment to the Buyer on the part of the Debtor with deduction of compensation due to the Buyer (fees, expenses etc.).

5	DEL CREDERE

The Buyer is liable for the risk of the inability to pay of the Debtors of the Seller (del credere) in relation to the receivables assigned by the Seller pursuant to this Debt Purchase Agreement in accordance with the Standard Debt Purchase Terms and Conditions (Schedule 1) as well as the conditions in the Term Sheet (Schedule 2).

6	DEBTOR ACCOUNTING / DISCLOSURE OF RECEIVABLES ASSIGNMENT

6.1
The Seller shall conduct for the Buyer the Debtor accounting as well as the extra-judicial recovery and collection activities in compliance with general commercial principles and generally accepted accounting principles. The Buyer is entitled at any time on first demand, acting reasonably, to itself conduct the Debtor accounting, including the recovery and collection activities. Upon the relevant request, the Seller shall provide to the Buyer all documents, data, information and everything else the Buyer requires in order to assume the Debtor accounting. The Buyer is entitled after taking over the Debtor accounting from the Seller, to wholly or partly assign it to third parties.

6.2
The Seller notifies the Buyer, or a service provider designated by the Buyer, daily of the invoices and credits as well as the payment entries and all other book entries in the Debtors accounts (book entry journal) of the preceding day and the resulting current receivables balance per RDT (Remote Data Transmission) in accordance with a special Remote Data Transmission Agreement to be entered into with the Buyer, or a service provider designated by the Buyer (Schedule 8). In parallel, the Buyer will maintain the data. As per the end of the month and upon demand by the Buyer the Seller will in addition transmit promptly in the same way its current Debtor register and the up to date make up of the outstanding Debtor position.

6.3
The Buyer is entitled at any time, acting reasonably, to notify any or all of the Debtors of the assignment of the receivables and the security and ancillary rights. The Seller will make available to the Buyer upon commencement of this Agreement, in sufficient number, signed blank letters in the form as attached in Schedule 5, which the Buyer may use to notify the assignment of the receivables and the security and ancillary rights to the Debtors.

7	LIABILITY OF THE SELLER / WARRANTEES

7.1	The Seller is obliged to assign a receivable free of defects.

7.2
The Seller warrants to the Buyer – independently of intent or negligence – that the receivable, as it was described in the transferred data, including all security and ancillary rights, is assignable and is not subject to defences, objections or opposing rights of the Debtor or other third parties. Further, the Seller is in the same way liable irrespective of negligence that until its fulfilment, the status of the receivable will not be retrospectively changed, in particular will not be affected by defences, objections or rights of retention, e.g. set off, settlement, avoidance or rectification. The Seller warrants furthermore that it is entitled to assign this receivable.

7.3
In the case of a warranty claim, the Buyer may demand the removal of the defect (subsequent performance). After an unsuccessful expiry of a grace period of ten (10) Business Days, the Buyer may withdraw from the receivables purchase, or, where such defences, objections or opposing rights of the Debtor or other third parties as referred to in clause 7.2 have not been disclosed to the Buyer at the time of notification of the respective receivable, may reduce the purchase price, as well as enforce a claim for damages. The same applies where the setting of a grace period is not required by law.

7.4
The Seller hereby expressly covenants that it has not otherwise assigned the receivables from its Debtors, which have been assigned to the Buyer, unless the receivables were transferred to the party extending the trade credit by way of an extended retention of title in accordance with the General Terms of Payment and Delivery of the Seller’s suppliers, which have been accepted by the Seller.

7.5
The Seller further represents to the Buyer and warrants that, in particular, the staff of its financial accounting department and other staff members and third parties dealing with the accounts receivable accounting and the collection of the receivables are fully aware of the Debt Purchase Agreement, and that the resultant measures to ensure the receipt of payments by Debtors in the account of the Buyer will be implemented in full.

7.6
The Seller makes available to the Buyer covenants of all of its business banks that they will not enforce any rights to the purchased receivables and the assigned security and ancillary rights (Negative Covenant Banks, Schedule 6).

8	DEBTOR PAYMENTS

8.1
In business transactions with the Debtors, the Seller will only use a bank account notified in writing over which the Buyer or third parties authorised by the Buyer have exclusive power of disposal and for which the Seller merely has a right of inspection (the Collection Account). The Buyer will notify the Seller of these bank details upon commencement of the working relationship. The Seller is obliged to notify its Debtors only of this bank account (business papers, invoice forms etc.).

8.2
Amounts not owed under this Agreement which have been effected to the Collection Account will be forwarded by the Buyer to the Seller promptly upon the verification of such amounts not being owed under this Agreement.

9	FEES / INTEREST

The fees and interest to be paid by the Seller are set out in the Term Sheet (Schedule 2).

10	VALUE ADDED TAX (VAT)

10.1	The fees will be increased by the amount of VAT applicable pursuant to the relevant provisions of the German VAT Act.

10.2
In case that the transaction under the Debt Purchase Agreement is regarded as tax exempt according to section 4 No. 8 lit. a-g German VAT Act, the Buyer hereby opts for VAT pursuant to section 9 (1) German VAT Act. This means that the services rendered from the Buyer to the Seller under the Debt Purchase Agreement are subject to German VAT.

10.3	In such case, the Seller irrevocably waives his right to opt for VAT with regard to the assignment itself. Therefore, the assignment of the receivable remains always tax exempt.

10.4
In case that an amendment of the legislation or the issue of a directive of the responsible tax authorities results in a change of the legal treatment of debt purchases as agreed upon in this Agreement, the parties will agree to amend the afore mentioned provisions according to the spirit and purpose of this Agreement.

11	TERM OF CONTRACT AND TERMINATION

11.1	Commencement, duration and termination of this Agreement are set out in the Term Sheet (Schedule 2). Termination shall be in writing.

11.2
After the end of the contract, no further receivables will be purchased on the part of the Buyer. Upon termination the Parties are obliged to administer ongoing transactions as normally contemplated by this Agreement, or as otherwise agreed between the Parties in writing.

11.3	The right of the Parties to terminate this contract without notice for good cause remains unaffected.

11.4	The Buyer is in particular entitled to refuse payments under this Agreement in whole or in part or to terminate this Agreement without notice (each an Event of Default)

(a)	if the Seller culpably infringes its obligations under this Agreement and does not remedy such infringement within ten (10) Business Days despite the respective request from the Buyer,

(b)	continuously infringes its obligations,

(c)
the Seller breaches other duties resulting from the Finance Documents, and these breaches of duty including their consequences are not remedied within 10 business days after written notice issued by the Lender;

(d)
the Borrower voluntarily subjects itself to liquidation proceedings or insolvency proceedings are applied or opened against the assets of the Seller or the opening of such proceedings are rejected due to lack of assets, provided that such filing is not frivolous or vexatious;

(e)	a Material Adverse Change occurs;

(f)
any other Finance Document concluded between the Seller or other Borrowers or Guarantors and the Lenders is terminated for whatever reason with termination of any of the debt financing facilities or property financing facilities will cause all other debt financing facilities or property financing facilities under the Facility to be terminated simultaneously.

11.5	The Borrower is obligated to compensate the Lender for the damages and reasonable out of pocket expenses, which result from the termination of the Loan Agreement.

11.6	The winding down procedures of this contract following termination without notice are set out in the Standard Debt Purchase Conditions (Schedule 1).

12	FINAL PROVISIONS

12.1
The Seller shall provide to the Buyer a list of the persons who are entitled to represent the Seller together with a list of the specimen of such persons. Between Seller and Buyer, the persons designated in such list are deemed to be duly authorised by the Seller to represent the Seller until the Seller notifies the Buyer of the contrary in writing.

12.2	Amendments to or alterations of this Agreement, including this provision, have to be made in writing, unless a stricter form is required by law.

12.3	This Agreement is subject to the laws of the Federal Republic of Germany excluding conflict of law rules. Place of jurisdiction is Berlin.

12.4
Should individual provisions of this Agreement be fully or partially void or not executable, this shall not affect the effectiveness of the remaining provisions in this Agreement. The Parties undertake to replace such a void or inexecutable provision by a valid or implementable provision which comes closest to the economic effect desired by the Parties in relation to the void or inexecutable provision. The same applies with respect to an incompleteness of this Agreement.

12.5	All costs (including reasonable out of pocket legal fees) and taxes incurred in connection with entering into and the execution of this Agreement shall be borne by the Seller.

12.6	This Agreement constitutes a Finance Document.

SCHEDULE 1

STANDARD DEBT PURCHASE TERMS AND CONDITIONS

1.           Basis

The invoices of the Seller to its Debtors) form the basis of the receivables purchase between Lloyds TSB Bank PLC (hereinafter the Buyer) and the Seller. These shall set out all important particulars of the receivable from the Debtor. The Seller is obliged immediately after dispatch of goods or performance of its service, as the case may be, to provide the Buyer with all data of invoices, which are a part of this contract, by remote data transmission (RDT). The RDT processes will be set out in a specific agreement.

2.	General Terms and Conditions of Business of the Seller

2.1
The Seller shall use its best efforts to ensure that for the duration of this contractual relationship, its general delivery and payment conditions correspond with the provisions of this contract and are included in the business relationship with its Debtors. The Seller is obliged to adapt or amend Its delivery and payment conditions in a legal manner respectively. Irrespective of such obligation,
2.2 2.3	the Seller shall submit to the Buyer for its review the Seller’s general delivery and payment conditions, without the Buyer’s obligation to review resulting from such submission and without an approval resulting from the Buyer’s non-objection.

Furthermore the Seller shall use its best efforts to validly agree with the Debtor the applicability of German law.

The Seller shall use its best efforts not to make any agreement with its Debtors such that the assignment of receivables by way of Debt Purchase arrangements is banned.

3.	Del Credere Circumstances

3.1	It is a condition of the assumption of the del credere risk by the Buyer that the Buyer provides individually for each Debtor a written liability consent (limit grant). In so far as the liability consent is provided, it will include for each Debtor an individually set credit limit. For the receivables assigned to the Buyer pursuant to this contract, which are within that credit limit, the Buyer will bear the corresponding del credere risk.	3.2	The assumption of del credere risk will not occur for receivables from deliveries and services of the Seller
			-	on commission or to the extent the delivery or service is not finally performed,

For receivables or portions of receivables for which the Buyer does not assume del credere risk, the Seller will bear the default risk. In the case of a default of such receivables, the Buyer may reassign the receivables to the Seller. The Seller is in this case obliged, insofar as it has already received purchase price payments, to repay these to the Buyer.
			- -
with payment terms of more than 4 months, if not otherwise agreed between the Buyer and the Seller in writing; should such agreement not be reached, the Seller may request at any time such receivables to be reassigned, undertakings of the Seller in which the Seller directly or indirectly holds a interest or can otherwise demonstrably exercise material influence on the running of the business,

- - - -	to its directors or shareholders, due from the sale of its own capital assets, outside of its ordinary course of business, where the Debtor does not have an established place of business,
Every payment made before the occurrence of the inability to pay will be set off against the respective oldest receivable. Cheques, bills of exchange, bank debits etc. are effective as payment only upon final settlement. Should the Buyer choose to effect preliminary payments with regard to such Cheques, bills of exchange or bank debits and final settlement should not be made, then all receivables which have been prioritised in the meantime shall lose del credere protection retrospectively.

- -	on probation or approval, paid for on account or on similar conditions where further actions on the part of the Seller are required before payment,	3.5
The Buyer is entitled to subsequently change notified limits. In particular for an increase in risk or other reasons deemed valid by the Buyer, it can at any time restrict or revoke the limit for the relevant Debtor. Receivables secured by previously notified limits will not be affected by a subsequent limit reduction.

-	which are subject to the possibility of a right of set-off, counter claim, legal action or a third party claim.

Receivables, which are not provided to the Buyer with the correct and complete address of the Debtor or the relevant Debtor firm name are excluded from the assumption of del credere risk. The Buyer is entitled, in particular where the Debtor cannot be ascertained by normal efforts, to charge purchase prices already paid for such receivables back to the Seller. The same applies where the Seller does not arrange his legal relationship with the Debtor as set out above under clause 2 (General Conditions of Business of the Seller), in particular with receivables from deliveries of goods where no general right of retention is agreed.
3.6
The del credere case is established 120 days after the receivable is due and payable, provided that the Debtor does not raise any  objections against the receivable other than obviously unfounded (to be evidenced by the Seller) objections. The del credere case is established, under otherwise identical conditions, if

a) b)
insolvency proceedings are commenced or their commencement was refused by a court by reason of a lack of assets (mangels Masse), or an out of court liquidation or quota composition has been made with all creditors.

Unpaid minor receivables in an amount of up to € 50 will be reassigned back to the Seller following unsuccessful pre-court recovery measures.	3.7	The point in time for the occurrence of an inability to pay is

3.3
Should the receivables submitted in relation to a Debtor exceed the del credere limit notified, then the Seller may request an increase in relation to the limit. The Buyer will then carry out the necessary investigations and inform the Seller forthwith whether an increase to the limit can be made.
			- -	in the case of a) the day of the court decision, in the case of b), the day on which all creditors have provided their consent to the composition.

	Del credere risk will not be assumed for (the part of) the receivables which exceed the limit. In the case of a default, these (parts of the) receivables exceeding the limit can be assigned back to the Seller.	3.8
The del credere risk is only assumed by the Buyer if the Seller complied with all information undertakings and obligations pursuant to clause 5 of the Standard Debt Purchase Terms and Conditions at the time of the respective Sale.

3.4	In so far as an exhausted limit is released by payments of the Debtor, receivables will be prioritised in accordance with their maturity.

4.	Objection / Overdue / Disclosure / Court Recovery

4.1
As soon as and to the extent the Debtor raises defences (Einreden) or objections (Einwendungen) which relate to the legal existence of the receivable and which are not obviously unfounded, the Buyer may assert the following rights:
					deduct the respective amount from the Seller’s account; or
	a)	If the Seller wholly or partly agrees with the defences or objections of the Debtor, then the Buyer may finally enforce its rights under clause 7.3 of the Debt Purchase Agreement.		b)
otherwise the Seller shall, if not already done so, disclose to the Debtors the assignment of the receivable to the Buyer. The content of the disclosure notification will be agreed between the Buyer and the Seller.

		b)As long as the entitlement to the defences or objections is not clarified, the Buyer is entitled to make a preliminary recharge of the receivable without reference to the final enforcement of the rights under 7.3 of the Debt Purchase Agreement. This also applies in case of a judicial dispute with the Debtor. The Buyer will usually carry out the recharge to the Seller 14 days after notification of the objection or defence.	4.3
In case of a collection measure by the Buyer or its legal successor against the Debtor under commercial default proceedings, the Buyer or its legal successor will carry the costs in relation to the Seller, to the extent the Buyer is entitled to recover costs from the Debtor. Otherwise the Seller shall bear the costs. For a Debtor process, the Buyer may in every case require a reasonable advance from the Seller, which also includes possible cost recovery claims of the Debtor.

4.2	In so far as the receivables from a Debtor are not settled within 65 days after the receivable being due and payable,
As against the Buyer, the Seller cannot rely on the fact that the dispute with the Debtor was wrongly decided or that the Buyer conducted the process inefficiently, if the Buyer requested the Seller’s participation by notice.

	a)	the Seller, or an agent designated by the Seller, may notify the Buyer within five business days that it offers to have this receivable re-assigned and re-purchased, and the Buyer herewith accepts such offer and shall re-transfer the receivable and ancillary rights and security, and shall	4.4
The Seller is obliged to forthwith inform the Buyer of defences raised by Debtors and to immediately establish and book credits where the conditions are met and in that way to let the notifications pass to the Buyer.

5.	Notification and other Cooperation Obligations

5.1	The Buyer is to be immediately informed by the Seller of the following circumstances:		c)	if the Debtor’s account is credited. The Buyer may set off the credit against the current value of newly submitted invoices;
	a) b)	if receivables are overdue by more than 45 days; notifies subsequent debit entries (Rücklastschriften); unpaid checks, acceptances (or other means of payment);	d) e)	if agreements are made between the Seller and third parties which relate to the assigned receivables; if the Debtor contests with the Seller his obligations to pay;

f) g) h)
if counter claims of the Debtor come into existence. The Seller is obliged to immediately clear or pay off the counter claims;

if the Debtor makes complaints about otherwise valid reasons to refuse or withhold payment;

if circumstances are known or become known to the Seller or its representatives or agents which indicate a detriment to the creditworthiness of the Debtor and which could therefore put at risk the recovery of the receivables transferred to the Buyer or any security transferred to the Buyer. The Seller shall immediately notify the Buyer in suitable form, usually by  facsimile or by remote data transmission, of any threatened or actual inability to pay of its individual Debtors. Other circumstances increasing risk also require immediate notification; this applies in particular for
5.2 5.3 5.4
In addition, the Seller is obliged to forthwith inform the Buyer about all material circumstances affecting its business and to provide the relevant documents.

The Buyer or a third party on its behalf is entitled at any time to examine at the Seller’s premises the company books, data, accounts, written documents, records or other sources of information of the Seller in so far as they relate to receivables which are subject to this contract. In order to carry out the review, the Buyer is entitled at any time during normal business hours to reasonable access to the business premises of the Seller. At the request of the Buyer, it shall be provided with copies, and if necessary the originals, of the sources of information set out above. In addition, the Buyer is entitled, in order to clarify matters or to seek information which relates to the assigned receivables, to consult with relevant employees of the Seller who shall provide information to the Buyer to the best of their knowledge and belief.

 The Seller irrevocably authorises the Buyer to

1) 2) 3)
adverse information about the financial situation, payment method or personal evaluation of the customer,

a serious deterioration of paying habits,

termination of supply out of reasons of creditworthiness.

a)
provide the Seller’s banks (including its previous or future banks, at which it at any time had an account), Lloyds TSB Bank PLC or any of its subsidiaries or the Seller’s auditors and accountants with such information as they may require in relation to the Seller’s business and affairs and the operation and effect of this agreement;

i) j)
every material fact or matter which the Seller knows, or ought to have known, which might influence the Buyer in deciding whether or not to enter into this agreement or to accept any person as an surety or guarantor;

of any past insolvency of the Seller’s managing directors or shareholders or any other company in which they have an interest or of any disqualification at any time of any of the managing director from acting as a  managing director;
b) c)
obtain from the Seller’s banks or Lloyds TSB Bank PLC or any of its subsidiaries, with whom the Seller has accounts, or the Seller’s auditors and accountants such information as the Buyer may require;

obtain from the Seller’s Debtors the consent to taking references from their banks.

k) l) m)	if a Material Adverse Change occurs; if the Seller intends to amend his delivery and payment conditions; if changes to the business or company structure of the Seller are planned. This includes changes in the rights of representation of the Seller.	5.5
The Seller is obliged, in the context of alternatives in the collection of receivables, in particular in the context of judicial proceedings and the enforcement of rights of retention, to support the Buyer by information and reasonable measures; in particular the Seller is obliged to make all documents available as are required to realise the receivables. In addition, in the context of its obligation to mitigate damage, the Seller is obliged to take back retention stock on the original terms, in order to reduce the original receivable.

5.6	To the extent the Seller does not comply with its obligations of cooperation, the Buyer is entitled to recharge the relevant receivable to the Seller. The Seller is obliged to comply at all times with the provisions of the German Data Protection Act (Bundesdatenschutzgesetz) and to allow the Buyer or duly appointed representatives at any time during normal business hours and on reasonable notice to inspect the measures the Seller has taken to comply with the Data Protection Act (Bundesdatenschutzgesetz) in accordance with this agreement.	5.7
Both contract parties are obliged not to provide the contents or parts out of this Agreement to third parties. This does not apply to the extent the Buyer wholly or partly assigns rights and obligations under this Agreement to third parties. In this case the Buyer shall oblige the third parties in accordance with this paragraph to comply with the provisions of this Agreement.

6.	Direct Payments

6.1 6.2
Should payments of assigned receivables be made to the Seller or to accounts of the Seller at other banks, then the Seller will hold these as trustee for the Buyer and shall forward them immediately to the Buyer with all original ancillary documents – the transfer receipt, settlement letters etc, as well as with copies of cheques, if any.

The Seller hereby already assigns its credit entitlements against the relevant bank in the amount of the sums paid by the Debtor and grants to the Buyer an irrevocable power of attorney on its part to instruct that bank to transfer the credit entitlements to the Buyer. The Buyer hereby accepts the assignment.

Should such payments be made to the Seller in another form (in particular in the form of bills of exchange, cheques or postal orders) then the Buyer and the Seller hereby agree that title to this paper shall transfer to the Buyer as soon as it is received by the Seller. Furthermore the Seller transfers to the Buyer in advance the rights accruing to it under the paper. The transfer of the cheques and bills of exchange which come into the direct possession of the Seller, is superseded by the Buyer and the Seller hereby agreeing to a custody agreement and, in case they do not come into direct possession, by the Seller assigning to the Buyer its claims for repayment from third parties. The Buyer hereby already accepts the assignment.

The Seller shall, so far as necessary, provide the paper with its endorsement and deliver it forthwith to the Buyer. Up until provision to the Buyer, the Seller will take all measures which are required to maintain the rights attaching to the paper. The Seller empowers the Buyer in its name to sign bills of exchange as issuer as well as to endorse bills of exchange and cheques in its name.

7.	Transfer of Security

7.1 7.2
The Seller transfers in advance, in addition to the purchased and assigned receivables, all claims to which it is entitled or to which it will become entitled under the contract with the Debtor of sold receivables, in particular for receipt or return of delivered goods.

The Buyer and the Seller hereby agree that the retention and security ownership with which the

Seller has secured a purchased and assigned receivable will become the ownership or co-ownership of the Buyer upon assignment of the secured receivable – at the latest at the point in time where the Seller acquires ownership or co-ownership. The Seller and the Buyer also agree to the transfer to the Buyer of all existing and future contingent rights which the Seller has to assets

7.3 7.4 7.5
which are contained in invoices for sold receivables.

At the same time the Seller assigns to the Buyer its future claim to return of property against the Debtor or another third party which directly holds the retention property or secured goods, as the case may be. In so far as the Seller is still in direct possession of those assets, it will hold them on trust and free of charge on behalf of the Buyer and separately from its other goods. The same applies to goods sent back to the Seller by the Debtor.

In addition, the Seller hereby assigns to the Buyer all possible insurance claims in relation to the assigned receivables and the transferred goods (e.g. transport, break in, theft, fire insurance etc.). In so far as the assignment is dependent on further particular conditions, the Seller is obliged to carry out the assignment in the relevant manner.

To the extent that ancillary rights do not already transfer by operation of law, the Seller transfers together with the assigned receivables all rights which attach to the security and the enforcement of the receivables sold.

In the case of default by the Debtor and upon due concern that the assigned receivables will not be duly fulfilled, the Seller is obliged, upon direction
7.6 7.7 7.8 7.9
by the Buyer to demand and collect security assets from the Debtor.

Such goods shall also be held by the Seller on trust and free of charge on behalf of the Buyer and separate from its other goods.

The Seller is obliged to support the Buyer free of charge, using best efforts, in enforcing and realising all security provided to it.

The Buyer is entitled to seize secured collateral of a Debtor, even to the extent this is in the hands of the Seller, if the Debtor does not pay an assigned receivable.

To the extent the Debtor does not settle the receivable due, the Buyer may in its name or in the name of the Seller, at its reasonable discretion realise the secured collateral, including by private sale if permitted by law. It can require of the Seller that, in accordance with its instructions, the Seller realises the secured collateral as best possible or cooperates in the realisation. The Seller shall forthwith give the proceeds obtained from the realisation to the Buyer. The net proceeds of the realisation shall be used to settle the secured receivable.

In so far as assignments are made to the Buyer in this clause 7, the Buyer hereby already accepts them.

8.	Obligations of the Buyer

8.1 8.2
The Buyer shall carry out the services assigned to it with the care of a prudent businessman.

The Buyer is obliged to comply with the requirements of data protection. In addition it will not make sales figures and other confidential information available to third parties. This does not apply to the extent the Buyer wholly or partly transfers the Debtor accounting to third parties in accordance with 6.1 of the Debt Purchase Agreement. In this case, the Buyer shall oblige the third parties to comply with the requirements of data protection and the corresponding handling of confidential information in accordance with this clause.

9.	Liability of the Buyer

9.1	The Buyer shall only be liable - regardless of which legal ground - for intent and gross negligence, for negligent infringement of material	contractual obligations which put at risk to the contract and reasonably foreseeable upon achievement of the purposes of the contract as well as negligent injury to life, body and health.

9.2 9.3
achievement of the purposes of the contract as well as negligent injury to life, body and health.

Should the Buyer be liable for the infringement of material contractual obligations without gross negligence or intent, then the liability of the Buyer is limited to the extent of damage typical to the execution of the contract.

The liability limitation set out in 9.3 applies in the same way to damages caused by the gross negligence or intent of employees or authorised representatives of the Buyer, who are not directors or senior employees.

9.4 9.5 9.6 9.7
In the case of 9.2 and 9.3, the Buyer is not liable for indirect damages, consequential damages, lost profits or missed savings.

The typically foreseeable extent of damage shall not in any case exceed an amount of € 50,000.

The Buyer shall only be liable for the restoration of data if the Seller has secured all data by reasonable precautionary measures, in particular daily preparation of secure copies, that this data is comprised of machine-readable data material and can be reconstructed at a justifiable cost.

The above liability limitations apply correspondingly also to the benefit of employees and authorised representatives of the Buyer.

10.	Rights of the Buyer

10.1	The Buyer is entitled:			Buyer, an out of court agreement by the Seller is agreed regarding the assigned receivables;
a)
to request at any time a balance confirmation from any Debtor. As far as the assignment to the Buyer is not already disclosed, the Buyer shall carry out the balance confirmation under the name of the Seller. The Seller shall make available all salient resources in certain matters (signed blank verification statement forms)
			f)	with the inability of the Debtor to pay prior to complete re-payment of the receivable, to re-assign the receivables to the extent that the Buyer has not undertaken del credere liability.
b) c) d) e)
to keep a central Debtors’ account for every Debtor, which shall record and settle the receivables and liabilities of the Seller,

to discount the payments of the Debtor without information of application, on the oldest open assets to the extend the Seller would be entitled to do so;

to discount its claims arising from the Debt Purchase Agreement relationship prior to payment out of earmarked funds;

to re-assign receivables to the Seller under the demand for the return of the purchase price, when, without prior consent from the
10.2 10.3 10.4
The Buyer undertakes confirmation statements regarding the receivables clearing balance in relation to the Seller from time to time. If the Seller does not dispute in a substantiated manner the account balance within 2 weeks after the receipt of such confirmation statement, it shall be deemed to be recognised.

The receivables sold to the Buyer are liable for all the settlement of claims arising from the Debt Purchase Agreement relationship.

The Buyer is entitled to assign to a third party any services the Buyer is obligated to render under this Agreement.

11.	Fees

11.1 11.2 11.3 11.4
The fees are stipulated in the Term Sheet.

Should the Seller cause changes in the work-flow of the Buyer, that at the fixing of agreed fees is unaccounted for and leads to an additional expense, then the Buyer is entitled to request adequate fees. If the Buyer assumes the Debtor accounting, the Buyer is entitled to request adequate fees for this.

For services that are not satisfied within the context of the Debt Purchase Agreement, a separate fee between the Seller and the Buyer shall be agreed and settled.

All fees relating to the Buyer will be debited to the Seller and invoiced.

11.5 11.6 11.7
With an unsuccessful direct debit, the Seller is liable for the loss incurred.

All costs (including reasonable out of pocket legal fees) and taxes incurred in connection with entering into and the execution of this Agreement  shall be borne by the Seller.

The Buyer shall be entitled to, in the context of the collection of receivables beyond the main receivable, received amounts, to the extent the Seller is not obliged to repay such amounts.

For the handling of receivables after the termination of the Debt Purchase Agreement, the Buyer shall receive per account and per month an additional adequate handling fee.

12.	Value Added Tax (VAT)

12.1 12.2 12.3
Due to the legislation of Sec. 13c German VAT Act and subject to the legal prerequisites being met a risk of liability for VAT purposes may arise for the Buyer relating to the assigned receivables in the course of the Debt Purchase Agreement.

The Seller guarantees to the Buyer that it will file its preliminary VAT statements according to the statutory requirements entirely and duly with its responsible tax authorities, no later than the 10th day of each consecutive month after the respective taxation period or – in case of a permanent extension of time (Dauerfristverlängerung) – no later than the 10th day of the month following the consecutive month.

The Seller furthermore guarantees to file its yearly VAT statement (other than the VAT statement relating to the financial year 2006) no later than the 31st December of each consecutive year.

Receivables that are subject to the Debt Purchase Agreement must necessarily be included into the preliminary VAT statements respectively in the yearly VAT statement. The Seller shall give respective proof to the Buyer.

The Seller shall transmit to the Buyer a copy of each preliminary VAT statement or VAT
12.4 12.5
statement without any delay after their filing with the tax authorities, which regarding preliminary statements takes place no later than the 10th day of each consecutive month after the respective taxation period or – in case of a permanent extension of time (Dauerfristverlängerung) – no later than the 10th day of the consecutive but one month or regarding the yearly VAT statement no later than the 31st December.

In case the Seller applies for a permanent extension of time (Dauerfristverlängerung) at its tax authorities, the Seller shall inform the Buyer accordingly immediately.

In case that the Seller is consolidated within a tax group for VAT purposes (the VAT Group) with one or more other companies, the Seller shall produce a separate documentation for the Buyer which not only includes any data which would have been included in the Sellers respective preliminary and annual VAT statements, had he not been part of a VAT Group but also a consolidation calculation transforming such data into the figures included in the respective preliminary and annual VAT statements of the VAT Group. In addition such documentation shall also include copies of the preliminary and annual VAT statements as actually filed by the tax responsible group member.

12.6 12.7
In case of a VAT Group the guarantees mentioned in 12.1 to 12.4 apply accordingly to this separate documentation as well as to the incorporation of the data in the preliminary VAT statements respectively yearly VAT statement of the VAT Group.

In such case, the Seller is obliged to produce a guarantee of its tax responsible group member that includes the afore mentioned guarantees according to a model guarantee as instructed separately.

The Seller guarantees that he fulfils its payment obligations arising from the respective preliminary VAT statements / yearly VAT statements duly and that he will not claim an additional extension of time for such payments at the tax authorities.

The Seller will give proof of any such due payment to the Buyer by means of appropriate documents (e.g. current account statements) within five days after the relating expiry date.

The same will apply when the due payment has to be made by the tax responsible group member because of the filing as a VAT Group. In this case the Seller shall give proof to the Buyer accordingly indicating that the tax responsible group member has duly paid its VAT obligations.

The Seller hereby declares - irrevocably for the duration of this agreement - that the responsible tax authorities is authorized pursuant to Sec. § 30 para. 4 No. 3 German Fiscal Code (Abgabenordnung AO) to disclose to the Buyer any information relating to its (the Seller’s) VAT issues.

Additionally, this declaration – including the clear indication of the tax number, VAT ID number (where applicable) and the responsible tax authorities - shall be made explicitly in a separate document as instructed separately for the presentation by the Buyer to the tax authorities. In case of a VAT Group this declaration shall be given by the Seller as well as by its tax responsible group member.
12.8 12.9 12.10 12.11
The Buyer is entitled to request information about the true and duly fulfilment of the VAT obligations of the Seller at the responsible tax authorities.

The Buyer is entitled to pay the VAT accruing on assigned and collected receivables directly to the tax authorities by itself pursuant to Sec. 48 German Fiscal Code (Abgabenordnung AO), whereby the relating amount is in return deducted from any due payments made by the Buyer to the Seller pursuant to the Debt Purchase Agreement.

Insofar the Seller is entitled to a VAT refund, because receivables sold pursuant to clause 2.1 of the Debt Purchase Agreement are either not collectable or are reduced for whatever reason and for such reason the calculation base for VAT was adjusted in the VAT statements hereby already assigns such claims in advance to the Buyer. The Buyer hereby accepts this assignment.

The rights of the Buyer provided for and agreed upon pursuant to this clause 12 shall remain effective beyond termination of the Debt Purchase Agreement until the potential liability of the Buyer with regard to VAT pursuant to Sec. 13 c German VAT Act and relating to the assigned receivables extinguishes.

In case the Buyer is held liable for an amount of VAT relating to receivables assigned to the Buyer according to Sec. 13c German VAT Act, i.e. the Seller has not entirely or partly fulfilled its payment obligations with the tax authorities, the Buyer shall have the contractual right out of this agreement to claim reimbursement (damage claim) from the Seller. This does not affect any other statutory rights for reimbursement.
This contractual claim for reimbursement will be due immediately upon the Buyer’s payment of the amount of VAT to the tax authorities for which the Buyer is held liable.

13.	Winding-up after termination without notice

The Buyer is entitled, after, or upon being entitled to, termination without notice of the Debt Purchase Agreement, to undertake for the purpose of a possible off-setting the payment of outstanding sums falling due, in whole or in part in escrow; which after settlement of all claims of the Buyer shall be firstly resolved.
Subsequently, the Buyer shall be obliged to re-assign the receivables to the Seller. Remaining liability accounts, as soon as the deficit is identified, will be settled immediately by the Seller on the request of the Buyer

14.	Procedure in relation to notification of assignment to Debtors

14.1 14.2 14.3
Provided that the assignment is notified to the Debtors, or such assignment has subsequently been notified to the Debtor and/or the Buyer assumes the book-keeping of the Debtors, inclusive of dunning and collection, the Seller shall submit a copy of the respective invoice to the Buyer. The Seller shall in every case send the original invoice to the Debtor.

The Seller shall instruct its Debtors about the co-operation with the Buyer in the case of subsequent disclosure. The current Debtors will be instructed directly after disclosure, the future Debtors no later than the first placing of an order after co-operation commences and the assignment of the receivable. With respect to the form and content of the notice, prior co-ordination with the Buyer shall take place.

Moreover, the Buyer is authorised by the Seller to undertake the salient information of the Debtors relating to the co-operation of the parties as soon as the Buyer is entitled to disclose the assignment.

The Seller shall, as soon as the assignment is notified to the relevant Debtor(s), print the following notice on its invoices relating to receivables sold or to be sold clearly and distinctly highlighted:
14.4 14.5 14.6
The Seller undertakes to specify the disclosed telegraphic transfer bank account numbers of the Buyer on the invoices and bank details.

Under no circumstances shall there be bank details of the Seller on the invoice and they should be removed or rendered illegible.

The Seller has to revoke all existing authority to collect from third parties, e.g. agents, without delay and not grant authority to collect without the express consent of the Buyer.

Moreover, the Seller shall take no steps or make no agreement with his Debtors, which could interfere with the collection of the Buyer’s receivables by the Buyer; for example, termination of payment moratoria, extension of credit periods, fixing of interest payments. In the case of non-compliance, the Buyer is authorized to refuse, as far as granted, del credere protection.

The Buyer allows the Seller an insight into the financial position of its respective Debtor business relationships, in that it shall draw up and regularly, at least monthly, send the salient documentation.

The receivables in this invoice, as well as in all other invoices, are, in the context of a Debt Purchase Agreement, assigned to Lloyds TSB Commercial Finance Limited, Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl (Lloyds). Payments have henceforth only discharging effect if effected to Lloyds and with a customer and invoice number. Cheques should be sent exclusively to Lloyds.	14.7
Moreover, the Seller shall, in the event of notification of the assignment to all Debtors, extend its general terms and conditions in relation to receivables sold or to be sold with the following paragraph:

Our receivables are assigned to Lloyds TSB Commercial Finance Limited. Payments with discharging effect can only be made to Lloyds TSB Commercial Finance Limited. The bank details are stated on the invoice.

15.	Miscellaneous

15.1 15.2 15.3 15.4
The Buyer is entitled to set off the rights of the Seller on the basis of this agreement against liabilities from Debt Purchase agreements with third parties vis-à-vis the Buyer.

The Buyer will be compensated by the Seller for any losses incurred by it in receiving receivables due to exchange rate fluctuations which will be charged to the Seller in the receivables account. Vice versa, the Buyer will credit respective gains due to exchange rate fluctuations to the Seller.

Should a clause in these General Debt Purchase Terms and Conditions prove invalid, it shall not affect the continuance of the rest of the clauses. The said clause will be replaced in a lawful manner by a clause which comes as near as possible to the clause intended.

For legal relationship between the Buyer and the Seller German law shall exclusively apply.

SCHEDULE 2

TERM SHEET

1      Debt Purchase Facility Limit

Notwithstanding any other provisions under this Agreement, the availability under this debt purchase facility shall at any time comply with the availability under the Aggregate Debt Financing Limit under the entire Facility. Receivables secured by previously notified limits will not be affected by a subsequent limitation.

2      Excluded Receivables / Debtor Restrictions

2.1
Receivables originating from deliveries or services to the countries marked “No” in the Appendix to this Schedule shall be excluded from this Agreement, unless and until otherwise notified by the Buyer in writing.

2.2
For the avoidance of doubt, subject to any other provision in this Agreement, the receivables originating from deliveries or services to the countries marked “Yes” in the Appendix to this Schedule shall be Approved Receivables. Receivables originating from deliveries or services to countries not listed in the Appendix to this Schedule shall be subject to approval by the Buyer.

2.3	The following receivables shall be excluded from this Agreement:

(a)	Receivables in relation to which a letter of credit has been issued and which are not covered under the Trade Credit Insurance;

(b)	Receivables originating from Advances (Anzahlungen / Vorschüsse); and

(c)	Receivables against Debtors who are individuals or private persons.

2.4	Prime debtor restriction shall be 20 % of the assigned receivables at any given time.

2.5	For the avoidance of doubt, the debt turn and dilution rate covenants pursuant to clause 3.2 of the Asset Based Finance Agreement apply.

3      Debt Purchase Fees

3.1
Arrangement Fee: The Seller shall be liable to the Buyer for payment of an arrangement fee in the aggregate amount of 0,5% with regard to the Aggregate Debt Financing Limit which shall be due by all parties, other than Lenders, of the Finance Documents, jointly and severally.  The arrangement fee shall be due on the closing day of the Facility and, to the extent charged to the Seller, shall be retained by the Buyer through deduction from the payment of the purchase price.

3.2
Service Fee: The Seller shall be liable to the Buyer for payment of a service charge in the aggregate amount of EUR 10.500 per month with regard to the servicing of the entire Facility which shall be due by all parties, other than Lenders, of the Finance Documents, jointly and severally.  The service charge shall be due monthly on the first working day of each calendar month and, to the extent charged to the Seller, shall be retained by the Buyer through deduction from the payment of the purchase price.

3.3	All fees under this Agreement are net amounts.

4      Existing trade credit insurance

4.1	The Seller has taken out trade credit insurance with Euler Hermes (Trade Credit Insurer) with the policy no. 385475 in respect of the receivables covered by this Agreement.

4.2
The maintenance of the trade credit insurance taken out by the Seller himself, or an equivalent trade credit insurance, respectively, is prerequisite of the assumption of the del credere by the Buyer. The Seller guarantees to the Buyer compliance with its obligations as against the Trade Credit Insurer from time to time and guarantees further that it will pay the insurance premiums in a timely manner and take any actions as are required to maintain the insurance cover. The Seller shall submit the entire trade credit insurance information and shall inform the Buyer without undue delay in writing of any material changes in his relationship to the Trade Credit Insurer from time to time. The Seller authorises the Buyer to request any such information directly from the Trade Credit Insurer.

4.3
The latest at 185 days after invoice date, or any time earlier as provided for under the trade credit insurance policy, the Seller must confirm to the Buyer that a valid credit insurance claim is being processed with the Trade Credit Insurer. If the Seller fails to do so, or if the Trade Credit Insurer objects to that claim, the respective receivable shall loose its del credere protection and the Buyer shall be entitled to withdraw from the purchase of that respective receivable.

4.4
Should the Seller violate its duties under the insurance policy in such a manner that the Trade Credit Insurer is no longer obliged to render compensation, or if the prevailing circumstances suggest that the Seller will no longer be in a position to comply with its future obligations under the insurance contract, the Seller shall inform the Buyer thereof immediately in writing.

4.5
To the extent that the changes in the relationship with the Trade Credit Insurer also affect the existing contractual relationship, the Buyer may request an amendment to this Agreement or, if the parties cannot agree on an amendment, to terminate this Agreement without notice.

4.6
In deviation of clause 3.1 of the Standard Debt Purchase Terms and Conditions, the del credere limit notified by the Trade Credit Insurer shall be deemed to be the del credere limit of the Buyer, unless and until otherwise notified by the Buyer. Where a different limit commitment is given on the part of the Trade Credit Insurer, the assumption of the del credere pursuant to this Agreement shall be governed exclusively by the limit specified by the Buyer, with the maximum, however, being the limit commitment given by the Trade Credit Insurer. The Seller shall inform the Buyer without undue delay of the limits specified by the Trade Credit Insurer and, in particular, any reduction or cancellation of limits.

4.7
Even if a limit has been specified, the Buyer shall only be obliged to render performance if and to the extent the trade credit insurer is also obliged to render performance. Performances by the Trade Credit Insurer shall be rendered to the Buyer. To this end, the Seller hereby assigns to the Buyer its claims under the insurance policy in force from time to time, which has currently been taken out with the aforementioned trade credit insurer. The Buyer accepts such assignment.

4.8
The Seller shall procure that the Buyer be co-insured under the trade credit insurance, or, if this is not acceptable to the Trade Credit Insurer, procure a written declaration by its Trade Credit Insurer, according to which the latter consents to the assignment of the insurance claims to the Buyer and the payment of the insurance benefits to an account to be advised by the Buyer.

4.9	The Seller undertakes to receive online-access to its trade credit insurance policy at the Trade Credit Insurer and to permanently provide the Buyer with such online-access.

5      Payment of the Purchase Price / Interest

5.1	Subject to any other provision in this Debt Purchase Agreement, the purchase price for a receivable for which the Buyer has assumed del credere risk (Approved Receivable) shall be paid as follows :

(a)	First Payment: 85 % of the invoiced and unpaid gross turnover, in each case within three Business Days after receipt of the invoice.

(b)	Second Payment:

(i)	15 % to be paid out within three Business Days after payment entry;

(ii)
where a case of del credere is established the Buyer shall immediately forward to the Seller any funds received by the Trade Credit Insurer exceeding the amount the Buyer already paid to the Seller as First Payment in relation to that receivable;

(iii)
where a case of del credere is established and the Trade Credit Insurer does not render performance despite its obligation to do so, the Buyer shall pay the amount so owed by the Trade Credit Insurer which exceeds the amount the Buyer already paid to the Seller as First Payment in relation to that receivable, subject to the del credere limit granted by the Buyer in relation to that receivable, when it is established by final court decision that the Trade Credit Insurer is obligated to pay and that enforcement measures of the Seller against the Trade Credit Insurer have not been successful.

5.2
As of the date of payment until payment entry on the refinancing account of the Buyer, the First Payments shall be charged with interest annually at an interest rate of 1,75 % points above the 1-month-Euribor.  The interest rate is to be determined on the first business day of each calendar month for the respective month.

5.3
When payments are to be made, the Buyer shall be entitled to set off any outstanding claims. The basis for the payment is the relevant current balance statement of the Seller, which shall take account of each outstanding receivable, credits as well as objections.

5.4	The purchase price for receivables for which the Buyer has not assumed del credere risk (Unapproved Receivables) shall be paid upon payment entry on the following accounting date.

5.5	The Buyer shall forward to the Seller immediately upon receipt any payments that the Buyer receives from the Trade Credit Insurer in relation to receivables which are excluded from this Agreement.

6      Collection Account

The Collection Account shall be

Account No.: 1453810

Bank: Commerzbank Freiburg

Sort Code: 68040007

BIC: COBADEFFXXX

IBAN:  DE07680400070145381000

7      Miscellaneous

7.1	All fees arising in connection with this contract, which are charged by the bank running the money entry account for credit or debit payments, will be carried by the Seller.

7.2	The Seller declares that he is acting on its own account in terms of section 8 German Money Laundering Act.

8      Commencement and Duration

8.1	This Agreement commences on the day of signing.

8.2
This Agreement shall end, and all payments under this Agreement shall be immediately due and payable, without the requirement of a specific termination, on the 5th anniversary of the signing of this Agreement (the Final Repayment Date) at the latest.

8.3
Subject to clause 8.4 if the Facility is terminated for any reason prior to the second anniversary of the commencement date, the Seller shall pay, on a joint and several basis with all parties of the Finance Documents other than the Lenders, an early termination fee of 1% of the Facility Amount in aggregate to the Lenders.

8.4
The provisions of clause 8.3 will not apply in the event that the Lenders terminate the Facility in accordance with the terms of the Finance Documents as set out in clause 5.2 of the Asset Based Finance Agreement.

8.5
At any time after the second anniversary of the commencement date, the Seller may terminate this Agreement by giving at least 3 months notice to the Buyer or at the Seller’s sole discretion, by the Seller, on a joint and several basis with all parties of the Finance Documents other than the Lenders, paying the Lenders the sum of US$200,000 (or the equivalent amount in Euro as at the date of payment) in aggregate to terminate this Agreement immediately at any time.

9      Information Undertaking

9.1
The Seller shall inform the Buyer on a monthly basis, within 30 days after the end of a month, about the actual business data, including the current business valuation (betriebswirtschaftliche Auswertung).

9.2	The Seller shall submit to the Buyer immediately upon preparation, at the latest however within eight months after the end of the previous year, the annual financial statement.

10	Assignment, Syndication and Participation

10.1	The Buyer is entitled to assign, syndicate or grant participations in its rights and obligations under this Agreement in accordance with and subject to clause 4 of the Assed Based Finance Agreement.

10.2
The Seller may only assign claims and rights under this Agreement, or respectively, encumber such claims with the rights of third parties with the prior written approval of the Buyer, which shall not be unreasonably withheld.

11           Conditions Precedent / Disbursement Prerequisites

The Buyer is entitled to wholly or partly withhold the first or any following payment if one of the following conditions for payment are not met at the point in time as each applicable:

(a)
the conclusion of transfer agreement (Ablösevereinbarung) to be entered into between the Seller, the Buyer and Heller Finanz Service GmbH on terms satisfactory to the Buyer, substantially in the form of Schedule 7;

(b)	all condition precedents as contained in such transfer agreement (Ablösevereinbarung);

(c)
the conclusion of an agreement pertaining to remote data transfer (Datenfernübertragung) to be entered into between the Seller and the service provider of the Buyer, BFS finance GmbH on terms satisfactory to the Buyer, substantially in the form of Schedule 8;

(d)
all conditions precedent as set out in the Asset Based Finance Agreement, with the exception that the Seller and Milacron Kunststoffmaschinen Europa GmbH may provide notarised copies of identity cards of their representatives (Geschäftsführer and Prokuristen) also within 15 business days after signing of this Agreement; and

(e)	the creation of all security as provided for in the Security Purpose Agreement.

SCHEDULE 2 - APPENDIX

LIST OF COUNTRIES AS REFERRED TO IN CLAUSE 2.1 / 2.2 OF SCHEDULE 2

Code	Country	Fundable Yes / No
AD	Andorra	Yes
AE	United Arab Emirates	No
AL	Albania	No
AR	Argentina	No
AT	Austria	Yes
AU	Australia	Yes
BE	Belgium	Yes
BG	Bulgaria	Yes
BR	Brazil	No
CA	Canada	Yes
CH	Switzerland	Yes
CN	China	No
CO	Colombia	No
	Cuba	No
CZ	Czech Republic	Yes
DE	Germany	Yes
DK	Denmark	Yes
EE	Estonia	Yes
EG	Egypt	No
ES	Spain	Yes
FI	Finland	Yes
FO	Faroe Islands	Yes
FR	France	Yes

GB	UK	Yes
GR	Greece	Yes
HK	Hong Kong	Yes
HU	Hungary	Yes
ID	Indonesia	No
	Iran	No
IE	Ireland	Yes
IL	Israel	No
IS	Iceland	Yes
IT	Italy	Yes
JP	Japan	Yes
KR	South Korea	Yes
LI	Liechtenstein	Yes
LU	Luxembourg	Yes
LT	Lithuania	Yes
LV	Latvia	Yes
MC	Monaco	Yes
MT	Malta	Yes
MX	Mexico	Yes
MY	Malaysia	No
	Myanmar (Burma)	No
NL	The Netherlands	Yes
	North Korea	No
NO	Norway	Yes
NZ	New Zealand	Yes
PH	Philippines	No
PL	Poland	Yes

PT	Portugal	Yes
RO	Romania	Yes
RU	Russia	No
SA	Saudi Arabia	No
SE	Sweden	Yes
SG	Singapore	Yes
SI	Slovenia	Yes
SK	Slovakia	Yes
SM	San Marino	Yes
	Sudan	No
	Syria	No
TH	Thailand	No
TN	Tunisia	No
TR	Turkey	No
TW	Taiwan	No
US	USA	Yes
VE	Venezuela	No
ZA	South Africa	No

SCHEDULE 3

GUARANTEE TAX GROUP - SAMPLE FORM

[On Letterhead of Tax Responsible Group Company]

To
Lloyds TSB Commercial Finance Ltd.

Niederlassung Deutschland

Gütersloher Str. 123

D-33415 Verl

Guarantee relating to the Fulfilment of VAT Obligations

Tax authorities:                             [responsible tax authorities]

Taxation number:                          [taxation number]

Dear Sir or Madam,

we explicitly refer to the Debt Purchase Agreement as of __ March 2008 between FERROMATIK MILACRON MASCHINENBAU GMBH (the Seller) and Lloyds TSB Commercial Finance Ltd.  (the Buyer) and declare the following:

1.	The Seller is included in a tax group with us for VAT purposes.

As the tax responsible group company we are responsible for the fulfilment of fiscal obligations of the group as a whole with regard to VAT with the above quoted tax authorities. We are registered at this tax authorities under the above quoted taxation number.

2.
We confirm to entirely know about the obligations agreed upon in the afore mentioned Debt Purchase Agreement. Furthermore, we do have the knowledge about the consequences of any infringement of these obligations.

3.
With explicit regard to the provisions agreed upon by the parties we hereby declare that we as the tax responsible group company have duly fulfilled and will in the future duly fulfil all obligations mentioned in clause 12 of the Standard Debt Purchase Terms and Conditions with the tax authorities whereby those are also included which relate to the Seller.

Kind regards

________________________________________________________

(Place, Date, Signature, Stamp of the tax responsible group company)

SCHEDULE 4 – PART 1

AUTHORIZATION FOR THE DISCLOSURE OF VAT ISSUES – SAMPLE FORM ENGLISH

[On Letterhead of Seller]

To

Lloyds TSB Commercial Finance Ltd.

Niederlassung Deutschland

Gütersloher Str. 123

D-33415 Verl

Authorization for the Disclosure with Regard to VAT Issues

Tax authorities:                             [responsible tax authorities]

Taxation number:                          [taxation number]

Dear Sir or Madam,

according to Sec. 30 para. 4 No. 3 German Fiscal Code (Abgabenordnung AO) we hereby declare irrevocably that we authorise the above quoted tax authorities to disclose to Lloyds TSB Commercial Finance Ltd. , any information relating to our VAT issues.

Kind regards

_________________________________________

(Place, Date, Signature, Stamp)

SCHEDULE 4 – PART 2

AUTHORIZATION FOR THE DISCLOSURE OF VAT ISSUES – SAMPLE FORM GERMAN

Berechtigung zur Umsatzsteuereinsicht

[Briefkopf des Verkäufers]

An

Lloyds TSB Commercial Finance Ltd.

Niederlassung Deutschland

Gütersloher Str. 123

D-33415 Verl

Berechtigung zur umsatzsteuerlichen Einsicht

Finanzamt:                                      <Zuständiges Finanzamt>

Steuernummer:                             <Steuernummer>

Sehr geehrte Damen und Herren,

hiermit erklären wir gemäß § 30 Abs. 4 Nr. 3 AO unwiderruflich, dass das oben bezeichnete zuständige Finanzamt berechtigt ist, Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl uneingeschränkte Auskunft über unsere umsatzsteuerlichen Verhältnisse zu geben.

Mit freundlichen Grüßen

_________________________________

(Ort, Datum, Unterschrift, Firmenstempel)

SCHEDULE 5 – PART 1

NOTICE OF ASSIGNMENT – SAMPLE FORM ENGLISH

[On Letterhead of Seller]

[Debtor’s Address]

Dear Sir or Madam,

Notice of assignment of receivables

By this letter, we would like to give you notice that we have assigned our present and future claims against you to:

Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl.

Please find enclosed herewith a list of the currently outstanding receivables. May we ask you to effect payments on our invoices, stating you customer number, exclusively to the account of Lloyds TSB Commercial Finance Ltd. with

Account No.: 1453810

Bank: Commerzbank Freiburg

Sort Code: 68040007

BIC: COBADEFFXXX

IBAN:  DE07680400070145381000

Should you have any questions, please do not hesitate to contact us or Lloyds TSB Commercial Finance Ltd at [_____].

Kind regards

__________________________

(Place, Date, Signature, Stamp)

SCHEDULE 5 – PART 2

NOTICE OF ASSIGNMENT – SAMPLE FORM GERMAN

[Briefkopf des Verkäufers]

[Raum für Debitorenanschrift]

ANZEIGE FORDERUNGSABTRETUNG

Sehr geehrte Damen und Herren,

wir möchten Sie darauf hinweisen, dass unsere bestehenden und zukünftigen Forderungen gegen Ihr Unternehmen an

Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl.

abgetreten haben. Als Anlage erhalten Sie beiliegend eine Aufstellung der aktuell offenen Forderungen. Zahlungen auf unsere Rechnungen leisten Sie bitte unter Angabe Ihrer Kundennummer ausschließlich auf das Konto von Lloyds TSB Commercial Finance Ltd.  bei

Konto Nr.: 1453810

Bank: Commerzbank Freiburg

Bankleitzahl: 68040007

BIC: COBADEFFXXX

IBAN:  DE07680400070145381000

Für Rückfragen stehen Ihnen sowohl wir unter den bekannten Telefonnummern als auch Lloyds TSB Commercial Finance Ltd. unter [_____] zur Verfügung.

Mit freundlichen Grüßen

_________________________________

(Ort, Datum, Unterschrift, Firmenstempel)

SCHEDULE 6 – PART 1

NEGATIVE COVENANT BANK – SAMPLE FORM ENGLISH

[On Letterhead of Bank]

We, the bank

[Name and address of the bank]

maintain an ongoing business relationship with

FERROMATIK MILACRON MASCHINENBAU GMBH, Riegeler Straße 4, D-79364 Malterdingen

- hereinafter called the Seller -

take note of the fact that the Seller and

Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl

- hereinafter called the Buyer -

entered into a Debt Purchase Agreement on or about 10 March 2008, in the context of which the Seller assigned certain present and future receivables against its clients (debtors) arising out of supplies or services, to the Buyer.

We declare that no receivables are assigned to us, nor pledged to us, nor otherwise encumbered by any right whatsoever to our benefit, other than listed herein as follows:

Debtor	Invoice No.	Date of Invoice	Amount

[if table provided on extra sheet, initials on extra sheet are requested]

_________________________________

(Place, Date, Signature, Stamp)

SCHEDULE 6 - PART 2

NEGATIVE COVENANT BANK – SAMPLE FORM GERMAN

Wir, die Bank

[Name und Anschrift der Bank]

die mit der Firma

FERROMATIK MILACRON MASCHINENBAU GMBH, Riegeler Straße 4, D-79364 Malterdingen

- nachstehend Verkäufer genannt -

in dauernder Geschäftsbeziehung stehen, nehmen zur Kenntnis, dass der Verkäufer mit

Lloyds TSB Commercial Finance Ltd., Niederlassung Deutschland, Gütersloher Str. 123, D-33415 Verl

- nachstehend Käufer genannt -

am oder um den 10. März 2008 einen Forderungs-Ankauf-Vertrag geschlossen hat, in dessen Rahmen bestimmte gegenwärtige und künftige Forderungen des Verkäufers gegenüber seinen Kunden (Debitoren) aus Lieferungen und Leistungen an den Käufer abgetreten worden sind.

Wir erklären, dass keine Forderungen an uns sicherungsabgetreten oder verpfändet sind oder uns in sonstiger Weise ein Recht an ihnen eingeräumt wurde, außer wie nachfolgend aufgeführt:

Schuldner	Rechnungsnummer	Datum der Rechnung	Betrag

[Wenn Aufstellung auf gesondertem Blatt erfolgt, wird um Paraphierung gebeten]

_________________________________

(Ort, Datum, Unterschrift, Firmenstempel)

SCHEDULE 7

A B L Ö S E V E R E I N B A R U N G

zwischen

Lloyds TSB Commercial Finance Ltd.

Zweigniederlassung Deutschland

Gütersloher Str. 123, 33415 Verl

- nachfolgend “Lloyds” genannt –

und

Ferromatik Milacron Maschinenbau GmbH

Riegeler Str. 4, 79364 Malterdingen

- nachfolgend “Kunde” genannt -

und

HELLER BANK AKTIENGESELLSCHAFT

Weberstraße 21, D-55130 Mainz

- nachfolgend “Heller Bank” genannt -

1.
Der zwischen dem Kunden und der Heller Bank bestehende Factoring-Vertrag vom 03.08./31.08.2005 sowie sämtliche damit im Zusammenhang stehenden Nebenvereinbarungen (nachfolgend „Factoring-Vertrag” genannt) werden nach Absprache zwischen dem Kunden und der Heller Bank zum Cut Off Date beendet.

Die letztmalige Rechnungseinspielung erfolgt am Cut Off Date und die dadurch angebotenen Forderungen werden im Rahmen bestehender Limite angekauft. Alle nach dem Cut Off Date angebotenen Forderungen werden von der Heller Bank nicht mehr gebucht.

Ab dem Tag nach dem Cut Off Date („Cut Off Date plus 1”, alle folgenden Tage „Cut Off Date plus X”) werden vom Kunden keine Forderungen mehr der Heller Bank angeboten.

Nach der Rechnungseinspielung vom Cut Off Date wird der Kunde seinen Stülp-Lauf vornehmen, um die bis dahin eingegangenen Zahlungen anschließend zu verarbeiten.

2.
Die Heller Bank teilt dem Kunden und Lloyds am Cut Off Date plus 1 die abzulösende Inanspruchnahme (inklusive Zinsen bis zum Cut Off Date plus 2 sowie zum Cut Off Date plus 3) sowie den Betrag sämtlicher Sollsalden auf den Abrechnungskonten (exklusive der unten unter Ziffer 3, 3. Absatz genannten Forderungen, zuzüglich der gesondert vereinbarten Abstandszahlung, nachfolgend gemeinsam „Ablösebetrag” genannt) mit. Der Kunde wird den Ablösebetrag prüfen und bei Richtigkeit gegenüber Lloyds bestätigen. Gleichzeitig erstellt Heller Bank zum Cut Off Date plus 1 nach letztmaliger Überstellung von Forderungen (siehe oben Ziffer 1) eine Liste aller vom Kunden übernommenen und bei ihr geführten offenen Forderungen (OP-Liste) und leitet diese dem Kunden schnellstmöglich zu. Der Kunde leitet die OP-Liste nach Prüfung an Lloyds weiter. Lloyds wird den Ablösebetrag am Cut Off Date plus 2 oder am Cut Off Date plus 3, jeweils inklusive korrespondierender Zinsen, auf Anweisung des Kunden an Heller Bank auszahlen, wenn die folgenden Inanspruchnahmevoraussetzungen erfüllt sind:

a)	Der Erstauszahlung reicht zur Ablösung der Inanspruchnahme und etwaiger Sollsalden auf den Abrechnungskonten bei der Heller Bank aus.

b)
Sofern der Betrag aus der Erstauszahlung gemäß Ziffer (a) nicht zur Ablösung ausreicht, liegt Lloyds eine Bestätigung der Heller Bank vor, dass der verbleibende Differenzbetrag (Differenz zwischen Ablösebetrag und neuer Inanspruchnahme) per telegrafischer Überweisung des Kunden bei der Heller Bank eingegangen ist.

3.
Der Ablösebetrag ist von Lloyds per telegrafischer Überweisung am Cut Off Date plus 2 oder am Cut Off Date plus 3 zu Gunsten des Kontos bei der Heller Bank AG, Kontonummer 3001 11242, BLZ 550 305 00 (nachfolgend „Ablösekonto” genannt) zu zahlen.

Unter der aufschiebenden Bedingung des Eingangs des Ablösebetrags auf dem Ablösekonto tritt die Heller Bank sämtliche ihr nach dem bestehenden Factoring-Vertrag vom Kunden abgetretenen Forderungen an den Kunden zurück ab. Der Kunde nimmt die Abtretung bereits jetzt an.

Davon ausgenommen sind Forderungen, die in der OP-Liste mit Datum vom Cut Off Date plus 1, die diesem Vertrag als Anlage beigefügt wird und damit Bestandteil dieses Vertrags wird [mit Markierungscode „952” (Inkassoverfahren), „954” (Abwicklung)][1] als Delkrederefall oder als in Rechtsverfolgung befindlich gekennzeichnet sind.

Nach der Ablösung der Inanspruchnahme bei der Heller Bank eingehende Debitorenzahlungen wird die Heller Bank bis einschließlich 30.04.2008 unverzüglich auf das Konto der Lloyds TSB Commercial Finance Ltd., Kontonummer 1453810, BLZ 68040007 bei der Commerzbank Freiburg weiterleiten. Die Heller Bank wird das Einzugskonto zum 30.04.2008 schließen.

1
Bitte entsprechendes auswählen oder Form der Kennzeichnung genau beschreiben. Wichtig: Forderungen bitte nicht allgemein beschreiben, sondern immer auf besondere Kennzeichnung in einer Liste o.ä. Bezug nehmen (Bestimmtheitsgrundsatz).

4.	Der Kunde stellt die Heller Bank im Hinblick auf rückabgetretene Forderungen von Rückzahlungsansprüchen der Debitoren gleich aus welchem Rechtsgrund frei.

5.
Soweit sich angekaufte Forderungen bereits in der Rechtsverfolgung befinden, wird die Heller Bank in Mahnangelegenheiten wie bisher verfahren. Gemäß der Verpflichtung aus dem Factoring-Vertrag ist der Kunde auch weiterhin gehalten, unverzügliche Stellungnahmen zu Einwendungen der Debitoren abzugeben.

Laufende Rechts- und Inkassofälle bearbeitet die Heller Bank weiterhin für und auf Kosten des Kunden. Für im Rahmen der Rechtsverfolgung zu erwartende Kosten behält die Heller Bank einen Betrag von Euro 7.000 ein. Ein etwaiger nach Abschluss aller Rechtsfälle verbleibender Überschuss wird an den Kunden ausgekehrt.

6.
Soweit eine Forderung, für die von der Heller Bank Delkredere geleistet worden ist, nachträglich bestritten oder in einem Insolvenzverfahren nicht zur Tabelle festgestellt wird, so haftet der Kunde der Heller Bank gegenüber in Höhe der bestrittenen beziehungsweise nicht festgestellten Forderung aus der Bestandsgarantie, sofern nicht die Forderung in einem durch den Kunden zu führenden gerichtlichen Verfahren nachträglich rechtskräftig festgestellt wird. Die Heller Bank wird die entsprechende Forderung bis zur Klärung im gerichtlichen Verfahren Zug um Zug gegen Rückzahlung des Kaufpreises an den Kunden zurück abtreten.

7.
Soweit nach Forderungsrückübertragung Schecks nicht eingelöst werden, sind die Beträge unverzüglich zur Zahlung durch den Kunden an die Heller Bank fällig. Die Heller Bank ist berechtigt, eingehende Debitorenzahlungen mit Rückscheckforderungen zu verrechnen.

8.	Im Übrigen gelten bis zur vollständigen Abwicklung und Rückführung der Inanspruchnahme die Bestimmungen aus dem Factoring-Vertrag nebst allen Nachträgen und Ergänzungen.

9.	Die Rechtswirksamkeit dieser Vereinbarung ist auch dann gewahrt, wenn diese von allen Vertragspartnern rechtsverbindlich unterzeichnet via Telefax zugegangen ist.

10.	Sollte eine Bestimmung dieses Vertrages nicht rechtswirksam sein oder nicht durchgeführt werden, so wird dadurch die Gültigkeit des übrigen Vertragsinhalts nicht berührt.

11.
Dieser Vertrag unterliegt deutschem Recht. Gerichtsstand für alle Streitigkeiten aus oder im Zusammenhang mit diesem Vertrag ist Mainz. Abweichende zwingende gesetzliche Zuständigkeiten bleiben unberührt.

12.
Der Cut Off Date ist ein Bankgeschäftstag. Alle in dieser Vereinbarung bezeichneten Folgetage („Cut Off Date plus X”) sind die jeweils folgenden Bankgeschäftstage. Das Datum des Cut Off Date wird von den Parteien gemäß gesonderter, schriftlicher Vereinbarung festgelegt.

Verl, den ______________	___________________________________

Lloyds TSB Commercial Finance Ltd.

Malterdingen, den _______________	___________________________________

Ferromatik Milacron Maschinenbau GmbH

Mainz, den ______________________	___________________________________

HELLER BANK AKTIENGESELLSCHAFT

SCHEDULE 8

VEREINBARUNG ZUR DATENFERNÜBERTRAGUNG (DFÜ)

zwischen

BFS finance GmbH

Gütersloher Str. 123

D-33145 Verl

- nachfolgend BFS genannt -

und

FERROMATIK MILACRON MASCHINENBAU GMBH

Riegeler Straße 4

D-79364 Malterdingen

- nachfolgend Auftraggeber genannt -

1.	Die Übernahme der vom Auftraggeber einzureichenden Forderungsdaten einschließlich der Debitorenstammdaten für Neukunden in das EDV-System der BFS erfolgt ab dem 13.03.2008 per Datenfernübertragung.

2.
Der Auftraggeber überspielt der BFS Debitorenstammdaten, Fakturen und Gutschriften sowie die Zahlungseingänge und sämtliche sonstige auf den Debitorenkonten vorgenommenen Buchungen  (Buchungsjournal) des Vortages und die sich daraus ergebenden aktuellen Forderungssalden über die vorgegebene Datenfernübertragungs-Schnittstelle (siehe Anlage). Zeitgleich werden Rechnungskopien und Liefernachweise sowie Gutschriftkopien nach jeweiliger Anforderung per Post oder Fax an die BFS übersandt.

Die Überspielung der Daten hat in der gemäß Vertragsanlage vorgegebenen Satzstruktur zu erfolgen.

Für die Überspielung der Daten wird dem Auftraggeber von BFS ein fester Zeitraum, der jederzeit angepasst werden kann, vorgegeben.

3.
Der Auftraggeber garantiert, dass er nur die von der BFS genehmigten Informationen/Daten überspielt und darüber hinaus keine die BFS schädigenden Überspielungen vornimmt bzw. die Möglichkeit der Datenfernübertragung missbräuchlich verwendet. Für durch seine Verhaltensweise entstehenden Schäden bei der BFS haftet der Auftraggeber.

Die Übertragung der Daten bis zur Schnittstelle der BFS erfolgt auf Risiko des Auftraggebers. Dieses gilt für Datenverlust, - veränderungen und ähnliche Fälle sowohl bei Übersendung als auch bei Abruf von Daten.

Bei fehlerhafter Übertragung von Daten (z. B. Daten gelangen nicht ins System der BFS, Fehlerprotokoll o. ä.) erfolgt eine Mitteilung an den Auftraggeber, der in Absprache mit der BFS die erneute Übersendung der nicht übertragenen Daten veranlasst.

4.	Mit dem ordnungsgemäßen Eingang der Forderungsdaten bei der BFS gilt die Forderung als eingereicht.

Mangelnde Übernahmefähigkeit seitens der BFS kann vom Auftraggeber nicht geltend gemacht werden.

5.	Die Kosten für die Überspielung der Daten sowie die Anpassungen am eigenen System werden vom Auftraggeber übernommen.

Verl, den	Malterdingen, den

_____________________________________	___________________________________

BFS finance GmbH	Ferromatik Milacron Maschinenbau GmbH

SIGNATURE PAGE

_______________, 12 March 2008 [Place, Date]	_________________, 12 March 2008 [Place, Date]
/s/ Ralf Bauer /s/ Martin Cooper [Signature(s) Buyer]	/s/ Guy Moillet [Signature Seller]
Ralf Bauer Permanent Representative Martin Cooper Permanent Representative [Name(s), Title(s)]	Guy Moillet Managing Director